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                                                                    EXHIBIT 21.1


                              LIST OF SUBSIDIARIES




         1. Rosebaby.com of Utah, Inc. - wholly-owned subsidiary of The Rose Group Corporation of Nevada
         2. Rose Group Delaware - wholly-owned subsidiary of The Rose Group Corporation of Nevada